Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblbank.com

PRESS RELEASE

Release Date:

April 29, 2014

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblbank.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblbank.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE 1st QUARTER ENDED MARCH 31, 2014

MINDEN, LA. – April 29, 2014-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended March 31, 2014 of $929,000 or $0.39 per diluted share, as compared to net income of $792,000 or $0.33 per diluted share for the quarter ended March 31, 2013. The $137,000 or 17.3% increase reflects a $187,000 increase in net interest income, a $74,000 increase in non-interest income, and an $8,000 decrease in the provision for loan losses, partially offset by increases in non-interest expense and the provision for income taxes of $65,000 and $67,000, respectively.

Total assets decreased $2.6 million or 0.9% to $286.2 million at March 31, 2014 compared to $288.9 million at December 31, 2013. The decrease primarily reflected a $16.5 million decrease in cash and cash equivalents offset by a $2.0 million increase in net loans and a $11.9 million increase in investment securities. Total deposits decreased by $3.8 million or 1.5% to $241.7 million at March 31, 2014. The decrease reflected normal seasonal withdrawals.

Stockholders’ equity increased by $950,000 or 2.3% to $42.6 million at March 31, 2014 as compared to $41.6 million at December 31, 2013. The increase was in part due to net income of $929,000 and the reduction in the net loss in other comprehensive loss of $203,000 partially offset by a dividend payment of $223,000. Stockholders’ equity amounted to $18.11 per share at March 31, 2014.

Net interest income for the three months ended March 31, 2014 increased $187,000 or 9.0% to $2.3 million as compared to $2.1 million for the same period in 2013. The increase in net interest income for the three months ended March 31, 2014 reflected an increase in interest income of $217,000 offset by a $30,000 increase in interest expense. Interest income variances primarily reflect the continued growth of our loan and investment portfolios.

The provision for loan losses amounted to $14,000 for the three months ended March 31, 2014. At March 31, 2014, the Company’s total nonperforming assets and troubled debt restructurings amounted to $464,000 or 0.2% of total assets as compared to $473,000 or 0.2% at December 31, 2013.

Total non-interest income increased from $201,000 for the three months ended March 31, 2013 to $275,000 for the three months ended March 31, 2014. The increase primarily reflects an increase in customer service fees.

Non-interest expense increased $65,000 or 6.1% to $1.1 million for the three months ended March 31, 2014.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 103 year old Louisiana-chartered FDIC-insured commercial bank serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblbank.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	March 31,	December 31,
	2014	2013

Total assets	$286,241	$288,880
Cash and cash equivalents	19,998	36,505
Investment securities	101,214	89,276
Loans receivable – net	158,223	156,204
Deposits	241,694	245,474
Total stockholders' equity	42,596	41,646

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended
	March 31,
	2014	2013

Interest income, including fees	$2,595	$2,378
Interest expense	339	309
Net interest income	2,256	2,069
Provision for loan losses	14	22
Net interest income after
provision for loan loss	2,242	2,047
Total non-interest income	275	201
Total non-interest expenses	1,126	1,061
Income before income taxes	1,391	1,187
Income tax expense	462	395
NET INCOME	$929	$792

EARNINGS PER SHARE
Basic	$0.41	$0.35
Diluted	$0.39	$0.33